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                      POST-IPO SHAREHOLDERS' AGREEMENT # 1


     THIS POST-IPO SHAREHOLDERS' AGREEMENT # 1 (this "Agreement") is made and entered into on and as of -, 1999 by and among (i) NETIA HOLDINGS S.A., (formerly R.P. Telekom S.A.), a company organized and existing under the laws of the Republic of Poland with its headquarters at ul. Poleczki 13, 02-822 Warsaw. Poland (the "Company"), (ii) DANKNER INVESTMENTS LIMITED, a public company incorporated under the laws of Israel ("Dankner"), (iii) TREFOIL CAPITAL INVESTORS L.P., a limited partnership organized under the laws of Delaware ("Trefoil"), (iv) SHAMROCK HOLDINGS, INC., a corporation organized under the laws of Texas ("Shamrock"), (v) TELIA AB (publ.), a company organized under the laws of the Kingdom of Sweden ("Telia") and (vi) (a) WARBURG, PINCUS EQUITY PARTNERS, L.P., a Delaware limited partnership ("WPEP"), (b) WARBURG, PINCUS VENTURES INTERNATIONAL, L.P., a Bermuda limited partnership ("WPVI"), (c) WARBURG PINCUS NETHERLANDS EQUITY PARTNERS 1, C.V., a Dutch limited partnership ("WPNE I"), (d) WARBURG PINCUS NETHERLANDS EQUITY PARTNERS 11, C.V., a Dutch limited partnership ("WPNE II") and (e) WARBURG PINCUS NETHERLANDS EQUITY PARTNERS 111, C.V., a Dutch Limited partnership ("WPNE III" and, together with WPEP, WPVI, WPNE I and WPNE 11, the "WP Entities" and each individually a "WP Entity"). Dankner, Trefoil, Shamrock, Telia and the WP Entities are collectively referred to as the "Shareholders" and each individually a "Shareholder", and the Company and the Shareholders are collectively referred to as the "Parties" and each individually a "Party".

                                   WITNESSETH

     WHEREAS, the Company, Dankner, Trefoil, Shamrock, GS Capital Partners L.P., Stone Street Fund 1994, L.P., Bridge Street Fund 1994, L.P. (the latter three parties collectively referred to as the "GS Entities"), Telia and the WP Entities are parties to a Pre-IPO Shareholders' Agreement, dated as of .., 1999 (the "Pre-IPO Shareholders' Agreement"), pursuant to which the Parties have agreed, among other things, to enter into a Post-IPO Shareholders' Agreement # I and a Post-IPO Shareholders' Agreement # 2 upon the occurrence of the Initial Public Offering, as defined therein, to set forth herein their mutual understandings regarding the relations among them, and their respective rights and obligations, with respect to the Company;

     WHEREAS, the Initial Public Offering, as defined in the Pre-IPO Shareholders' Agreement, has been completed;

     NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:




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1. MANAGEMENT OF THE COMPANY AND ITS SUBSIDIARIES

     1.1 Management of the Company. The statutes of the Company shall be amended and restated in substantially the form attached hereto as Exhibit A (the "Post-IPO Statute"), and shall provide for both a management board and a supervisory board, the composition of which shall be established according to the Post-IPO Statute and representation on which shall be established in accordance with this Section 1.1 and the Polish Commercial Code.

          1.1.1. Supervisory Board. The supervisory board of the Company (the "Supervisory Board") shall consist of eleven (11) members, subject to adjustment as provided below, and shall be organized, have responsibilities and be designated in accordance with the following:

               (a) Representation on the Supervisory Board.

                    (i) The DTG Supervisory Board Members.

                         (A) As long as any one or all of Dankner, Trefoil,
                    Shamrock and the GS Entities (collectively, the "DT Shareholders") and their Permitted Controlled Affiliate Transferees (as defined herein), in the aggregate, own Shares of the Company ("Shares") constituting ten percent (10%) or more of the outstanding voting securities, then Dankner, Trefoil and Shamrock, acting together, shall have the right to appoint three (3) members of the Supervisory Board (the "Dankner/Shamrock Supervisory Board Members").

                         (B) As long as the DT Shareholders and their Permitted
                    Controlled Affiliate Transferees, in the aggregate, own Shares constituting five percent (5%) or more, but less than ten percent (10%), of the outstanding voting securities of the Company, then the Dankner, Trefoil and Shamrock, acting together, shall have the right to appoint two (2) Dankner/Shamrock Supervisory Board Members.

                    (ii) The Telia Supervisory Board Members.

                         (A) As long as Telia and its Permitted Controlled
                    Affiliate Transferees own Shares constituting ten percent (10%) or more of the outstanding voting securities of the Company, then Telia shall have the right to appoint three
                    (3) members of the Supervisory Board (the "Telia Supervisory Board Members").

                         (B) As long as Telia and its Permitted Controlled
                    Affiliate Transferees own Shares constituting five percent (5%) or more, but less than ten percent (I 0%), of the outstanding voting

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                    securities of the Company, then Telia shall have the right to appoint two (2) Telia Supervisory Board Members.

                    (iii) The WP Supervisory Board Members.

                         As long as the WP Entities and their Permitted
                    Controlled Affiliate Transferees, in the aggregate, own Shares constituting five percent (5%) or more of the outstanding voting securities of the Company, then the WP Entities shall have the right to appoint one (1) member of the Supervisory Board (the "WP Supervisory Board Member").

                    (iv) If at any time the Shares owned by (A) the DT
               Shareholders and their Permitted Controlled Affiliate Transferees, (13) Telia and its Permitted Controlled Affiliate Transferees, or (C) the WP Entities and their Permitted Controlled Affiliate Transferees, respectively, decreases for any reason to less than five percent (5%) of the outstanding voting securities of the Company, then from such time, the DT Shareholders, Telia or the WP Entities, as the case may be, shall cease to have the right to appoint, respectively, any Dankner/Shamrock Supervisory Board Members, Telia Supervisory Board Members or WP Supervisory Board Member or to participate in the appointment of the Jointly-Agreed Supervisory Board Member referred to in Clause (v) below.

                    (v) The remaining four (4) members of the Supervisory Board shall be elected by the General Assembly of the Company's shareholders (the "General Assembly"), provided, that, as long as the WP Entities and their Permitted Controlled Affiliate Transferees, in the aggregate, respectively, own Shares constituting five percent (5%) of the outstanding voting securities of the Company, then the DT Shareholders, Telia and the WP Entities shall each be entitled to put forth potential candidates and shall jointly have the right to appoint one (1) such Supervisory Board Member (the "Jointly-Agreed Supervisory Board Member"), it being their intention to appoint a person with experience and expertise in international telecommunications activities and it being agreed that the initial Jointly-Agreed Supervisory Board Member shall be Mr. David Oertle and all remaining members (except for one (1) member who may be appointed by certain holders of Series A shares pursuant to the Company's existing statutes) shall be "independent" (the "Independent Directors"), a member of the Supervisory Board shall not be deemed to be "independent" if he or she (A) is an executive officer of the Company or any of its subsidiaries or of any Affiliate (as defined below) of the Company or is a member of the immediate family (or has a similar relationship) with any such person, (13) has a business or professional relationship with the Company or any of its subsidiaries that is material to the Company or such person, or (C) has an ongoing business or professional relationship with the Company or any of its subsidiaries, whether or not material in an economic sense, that involves continued dealings with management of the Company such as the relationship between the Company and its investment bankers or legal counsel.

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                    (vi) If the number of supervisory board members which the
               relevant Shareholders have the right to appoint is reduced by operation of clauses (i)(B), (ii)(B), (iii) or (iv) above, then
               (A) the Shareholder(s) having the right to appoint such directors shall promptly take all action necessary to remove the number of their Supervisory Board appointees so as to comply with this
               Section 1. 1. 1, and (B) any vacancies created by such removals shall be filled by the General Assembly.

                    (vii) If at any meeting of the Company's shareholders at
               which members of the Supervisory Board are to be elected, "block voting" procedures provided under the Polish Commercial Code are required to be implemented, the Shareholders will vote all Shares held by them in favor of their respective nominees so as to preserve as closely as possible the proportionate representation provided in this Section 1. 1. 1.

               (b) Chairman; Vice-Chairman

                    (i) As long as Telia and its Permitted Controlled Affiliate
               Transferees own Shares constituting twenty percent (20%) or more of the outstanding voting securities of the Company, the Chairman of the Supervisory Board shall be appointed by Telia; provided that such selection is approved by Dankner, Trefoil and Shamrock, acting together, on the one hand, and the WP Entities, acting together, on the other hand, such approval not to be unreasonably withheld. The Chairman shall have the power to cast the deciding vote in the event of a deadlock among the members of the Supervisory Board. In addition, the Chairman shall have the right to call or preside over meetings of the Supervisory Board and other procedural rights normally associated with such office. Approval by the DT Shareholders of the selection of the Chairman will be required only for so long as they and their Permitted Controlled Affiliates Transferees, in the aggregate, hold Shares constituting five percent (5%) or more of the outstanding voting securities of the Company, and approval by the WP Entities of the selection of the Chairman will be required only for so long as the WP Entities and their Permitted Controlled Affiliates, in the aggregate, own Shares constituting five percent (5%) or more of the outstanding voting securities of the Company.

                    (ii) As long as the DT Shareholders and their Permitted
               Controlled Affiliate Transferees own Shares constituting twenty percent (20%) or more of the outstanding voting securities of the Company, the Vice Chairman of the Supervisory Board shall be appointed by Dankner, Trefoil and Shamrock, acting together; provided that such selection is approved by Telia, on the one hand, and the WP Entities, acting together, on the other hand, such approval not to be unreasonably withheld. The Vice Chairman shall not have the power to cast any "deciding votes" or otherwise exercise any other extraordinary powers, other than the right to call or preside over meetings of the Supervisory Board when the Chairman is not present and other procedural rights normally associated with such office. Approval by Telia of the selection of the Vice Chairman will be required only for so long as Telia and its Permitted Controlled Affiliates own Shares constituting five percent (5%) or more of the outstanding voting securities of the Company, and approval by the WP Entities of the selection of the Vice Chairman will be required only for so long as the WP Entities and their Permitted Controlled Affiliates, in the aggregate, own Shares constituting five percent (5%) or more of the outstanding voting securities of the Company.

               (c) Intentionally omitted

               (d) Powers and Responsibilities.

                    (i) The powers and responsibilities of the Supervisory Board shall be as set forth in this Section 1. 1. I (d) of this Section
               1. 1. I and the Polish Commercial Code, and also shall be set forth in the Post-IPO Statute.

                    (ii) The following matters shall require the approval of a majority of the members of the Supervisory Board: (A) presentation to the General Assembly of a written report on the results of the Supervisory Board's examination of the Company's balance sheet and the profit and loss account; (B) presentation to the General Assembly of a written report on the results of the Supervisory Board's examination of the report and the recommendations of the Management Board with respect to the division of profits or coverage of losses; (C) the appointment and removal of the members of the Management Board (except for any members with respect to whom the Amended Statute reserves the right of appointment to one or more shareholders), and the issuance of by-laws for the Management Board; (D) setting or changing the compensation of the Management Board, or approving their employment contracts, and the setting and changing of any incentive plan for the Management Board and other key Company employees; (E) approval of business plans and budgets for the Company; (F) unless otherwise provided in the most recent business plan or budget of the Company approved by the Supervisory Board, consent to incurring or making loans or other indebtedness in excess of US$100,000 in a single or series of related transactions or the equivalent amount in Polish zlotys or any other currencies; (G) unless otherwise provided in the most recent business plan or budget of the Company approved by the Supervisory Board, the authorization of capital expenditures, obligations or commitments in excess of US$100,000 in a single or series of related transactions or the equivalent amount in Polish zlotys or any other currencies; (H) unless otherwise provided in the most recent business plan or budget of the Company approved by the Supervisory Board, the giving of any guarantee or indemnity with respect to the obligations or liability of any other entity, which guaranty or indemnity shall be in excess of US$100,000 in a single or series of related transactions or the equivalent amount in Polish zlotys or any other currencies; (1) unless otherwise provided in the most recent business plan or budget of the Company approved by the Supervisory Board, the acquisition of real estate for a purchase price exceeding US$100,000 in a single or series of related transactions or the equivalent amount in Polish zlotys or any other currencies; (J) unless otherwise provided in the most recent business plan or budget of the Company approved by the Supervisory Board. consent to the sale, lease, pledge, hypothecation, encumbering or transferring of any of the Company's assets having a value in excess of US$100,000 in a single or series of related transactions or the equivalent amount in Polish zlotys or any other currencies, provided, however, that sales of products and obsolete equipment in the ordinary course of business will be subject to no restriction; (K) unless otherwise provided in the most recent business plan or budget of the Company approved by the Supervisory Board, the making of any investment or funding of any amounts in or with respect to any nontelecommunications related businesses or operations of the Company (including, for this purpose, Uni-Net Sp. z o.o.), whether under existing contractual arrangements or otherwise; (L) consent to the commencement, settlement, assignment, compromise or release of any claim, of or against the Company in excess of US$100,000 in a single or series of related transactions or the equivalent amount in Polish zlotys or any other currencies; (M) bidding for any license or concession, or agreeing to the material modification of any existing license of the Company or any subsidiary; (N) consent to acquiring shares of or investing in other entities other than in existing subsidiaries of the Company; and (0) any matter concerning which the Management Board has reached a voting deadlock and which has been certified to the Supervisory Board in accordance with Section 1.1.2 below.

                    (iii) In addition to any approval required pursuant to
               Section 1.1.1 (d)(ii), the approval of the Independent Directors shall be required for (A) any transactions entered into by the Company with an affiliate (as defined in Section 16, Paragraph 4 of the Post-IPO Statute) and (13) setting or changing the compensation of the Management Board, or approving their employment contracts.

          In this Agreement: "Affiliate" shall mean any firm, company or corporation which a Party shall directly or indirectly control, is controlled by or is under common control with; "Permitted Controlled Affiliate Transferee" shall mean any firm, company or corporation which a Shareholder shall directly or indirectly control (and, in the case of Dankner, shall include Matav Cable Systems Media Ltd. for as long as that entity is directly or indirectly controlled by Dankner) and which, upon acquiring any Shares from a Shareholder, agrees to be bound by the provisions of this Agreement; and "subsidiary" means an entity in which the Company holds more than fifty percent (50%) of the voting stock or has the right to appoint at least fifty percent (50%) of the members of the management board or supervisory board (or similar governing or supervisory authority) of such entity. As used in the preceding sentence, 46 control" means the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled entity or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

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          1.1.2. Management Board. The Management Board shall consist of four
     (4) members, each of whom shall be appointed by the Supervisory Board, plus, to the extent applicable, one (1) additional member appointed by a shareholder having the right to make such appointment pursuant to the Post-IPO Statute. Any matter concerning which the Chairman of the Management Board certifies has reached a voting deadlock shall be decided by the Supervisory Board.

          1.1.3. Reimbursement of Expenses. Reasonable out-of-pocket expenses incurred by members of the Supervisory Board and the Management Board in connection with attending board meetings or fulfilling other obligations as requested by the Supervisory Board shall be reimbursed by the Company.

          1.1.4. [intentionally deleted]

          1.1.5. Conduct of Company Business. The Parties acknowledge that the Company, Netia Telekorn S.A. ("Netia Telekom") and Netia South Sp. z o.o. ("Netia South") (Netia Telekom and Netia South together referred to as the "Netia Entities") and their respective supervisory and management boards
     (i) shall focus their attention and the Company's resources on the further development of the telecommunications operations of the Netia Entities and their respective subsidiaries and such other businesses or operations falling within the scope of a business plan approved by the Company's Supervisory Board, and (ii) shall attempt to limit their attention to the Non-Core Assets (as defined herein) to those matters deemed reasonably necessary to effect the sale or other disposition of those operations; provided, however, that the foregoing shall not be deemed to prohibit or restrict the ability of the members of such supervisory and management boards from exercising their reasonable business judgment and satisfying their fiduciary obligations, if any, under applicable law.

     1.2. Management of Netia South and Netia Telekom. The provisions set forth in Sections 1.1.1 and 1.1.2 above regarding the Supervisory Board and the Management Board, respectively, including but not limited to provisions regarding the composition, appointment, powers and responsibilities and veto rights of the Supervisory Board and the composition of the Management Board, shall apply also to the supervisory boards and management boards of the Netia Entities. In addition, the individuals appointed to the management boards and the supervisory boards of each of the Netia Entities shall be the same individuals as those appointed to the Supervisory Board and the Management Board of the Company. The statutes of each of the Netia Entities shall be amended and restated so as to be identical in all material respects to the Post-IPO Statute.

     1.3. Strategic Combination. The Parties acknowledge that the Polish telecommunications industry is in the process of consolidation and that the Company should participate in this process with the aim of maintaining its position as a substantial competitor to Telekomunikacja Polska S.A. In furtherance of this goal, the Parties agree that they shall use all reasonable efforts to cause the Company to seek out and, if commercially and strategically appropriate, complete a merger or other - combination (a "Strategic Combination") with one or more strategic participants in the Polish telecommunications market as soon as practicable. It

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would be the Parties' goal that any such Strategic Combination augment the value of the Parties' investment in the Company and would treat all shareholders of the Company in a non-discriminatory manner. It is acknowledged that the discussions with any strategic telecommunications entities with respect to a Strategic Combination shall be coordinated by Telia's representatives on the Supervisory Board.

2. ACCOUNTS, REPORTS AND RIGHT OF INSPECTION

     2.1. The Company shall maintain proper books and accounts on an accrual basis and in accordance with the provisions of this Agreement, Polish law and International Accounting Standards as promulgated by the International Accounting Standards Committee ("IAS"). All financial reports referred to below shall be prepared in accordance with Polish law and IAS, and shall also be adjusted to other accounting standards (such as Swedish, U.S. or Israeli GAAP) in order to enable any of the Shareholders to comply with their respective local or stock exchange rules (with reasonable costs and expenses of such adjustments to be paid for by the Company). Annually upon the close of the fiscal year (or as otherwise approved by the Management Board), all such books and accounts shall be audited by the auditors of the Company.

     2.2. The Company shall prepare the following financial reports on a consolidated basis for the Company and its subsidiaries and shall provide the same to the Supervisory Board in the English language: (i) a monthly income and cash flow statement; (ii) quarterly and annual balance sheets and such other financial information as may be reasonably requested by the Supervisory Board; and (iii) profit and loss statements.

3. DISPOSAL OF CERTAIN ASSETS AND OTHER ACTIONS

     To the extent not already accomplished as of the date hereof, the Parties agree to cause the Company to sell, transfer, spin-off or otherwise dispose of all of its Non-Core Assets and satisfy all of its Non-Core Obligations (each as defined herein) as soon as practicable and to use all commercially reasonable efforts to cause such sale, transfer, spin-off or disposition (i) to be effected by December 18, 1999 and (ii) to be effected in such a manner so as to avoid the Company assuming or retaining any liabilities or obligations relating to such operations. In this Agreement, "Non-Core Assets" and "Non-Core Obligations" shall have the definitions set forth in the Amended and Restated Option Exercise Agreement entered into among Dankner, Trefoil, Shamrock, the GS Entities, Telia and the Company dated as of December 18, 1998 (the "Amended and Restated Option Exercise Agreement").

4. CONFIDENTIALITY

     Each Party hereby undertakes to keep and procure that its directors, employees, agents and advisors shall keep in strict confidence all information, knowledge, data, drawings, designs and other material of a confidential nature ("Information") communicated to it by or acquired from the Company or any other Party prior to the effective date of this Agreement, it being understood that this Agreement shall not be deemed to provide any Shareholder with the right to obtain any information from the Company beyond what is required by applicable law. Included in the definition of Information is information relating to the business of the Company as

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well as information relating to the business of each of the Shareholders
(whether or not such information relates to the territory in which the Company does business). No Party shall disclose any such Information to any person whatsoever other than its directors or employees, agents, affiliates and advisors directly concerned in the performance of this Agreement and the affairs of the Company and each Party shall inform all such persons of the confidential nature of the Information and shall accept responsibility for compliance by such persons with this Section 4.

     4.2. The provisions of this Section 4 shall not apply to Information which the Party concerned can prove was lawfully in its possession at the date of receipt or which becomes public knowledge (except by reason or default of such Party) or which such Party obtains from some other person with good legal title thereto, or is independently developed by such Party.

     4.3. Notwithstanding the provisions of this Section, each Party shall (on a "need to know" basis) be at liberty to disclose Information where, and to the extent that, such disclosure is properly made pursuant to and in accordance with a relevant statutory obligation or as otherwise may be required by the Company in its business and regulatory activities with government agencies, vendors, bankers or potential investors or as otherwise may be required by applicable law; Provided however, that the disclosing Party shall take reasonable steps to obtain, if possible, a written confidentiality undertaking from such person to whom it wishes to disclose such Information, that is consistent with the terms of this Agreement and that the Party from whom the disclosing Party obtained the relevant Information is given prior written notice of such disclosure.

     4.4. The provisions of this Section 4 shall remain in force for a period commencing on the date of this Agreement and, in respect of any one Shareholder, end on the second anniversary of that Shareholder ceasing to be a Shareholder in the Company.

5. ARBITRATION AND DISPUTE RESOLUTION

     5.1. The Parties desire that this Agreement operate between them fairly and reasonably. If during the term of this Agreement, a dispute arises between the Parties, or one Party perceives the other as acting unfairly or unreasonably, or a question of interpretation arises under this Agreement, then the Parties shall promptly confer and exert their best efforts in good faith to reach a reasonable and equitable resolution of the issue. If the disputing Parties are unable to resolve the issue within twenty (20) business days, the matter shall be resolved in accordance with Section 5.2. For the avoidance of doubt, voting deadlocks referred to in Sections 1.1.2 shall not be resolved pursuant to this Section 5, but shall be resolved in accordance with the procedures set forth in such Sections 1.1.1 (d)(ii)and 1.1.2.

     5.2. In the event the disputing Parties are unable to resolve any dispute hereunder by the procedures set forth in Section 5.1, such dispute shall be finally settled by arbitration in accordance with the Rules of Arbitration of the United Nations Commission on International Trade Law (the "UNCITRAL Arbitration Rules") in effect on the date of this Agreement. The number of arbitrators shall be three (3). Each of the disputing Parties shall appoint one
(1) arbitrator and they shall jointly appoint the third arbitrator. The third arbitrator shall be chairman of the arbitral tribunal. The President (Prezes) of the Polish Chamber of Commerce (Krajowa Izba Gospodarcza) in Warsaw shall act as the "appointing authority" under the UNCITRAL

Arbitration Rules if either disputing Party fails to appoint an arbitrator or if they both fail to appoint jointly the third arbitrator within the limits specified in the UNCITRAL Arbitration Rules. The place of arbitration shall be Warsaw, Poland. The language to be used in the arbitral proceeding shall be English. The disputing Parties shall equally share the expenses of the arbitrator(s) and the administrative costs of the arbitration proceedings, but each disputing Party shall bear its own costs and expenses, including fees and expenses of its own legal counsel. The pending of the arbitration proceeding shall not in and of itself relieve either disputing Party from its duty to perform under this Agreement.

6. REPRESENTATIONS AND WARRANTIES

     6.1. Representations and Warranties of the Company. The Company represents and warrants to each of the Shareholders as follows:

          6.1.1. The Company is duly organized, validly existing and in good standing under the laws of the Republic of Poland, and has all requisite corporate power and authority to enter into this Agreement and perform each and every obligation required to be performed by it hereunder.

          6.1.2. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated under this Agreement have been duly and validly authorized by all necessary corporate actions on the part of the Company.

          6.1.3. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws and by equitable principles.

          6.1.4. The execution and delivery of this Agreement by the Company does not, and performance of this Agreement by the Company will not (i) require the consent, approval or authorization of any person, entity or public authority, (ii) conflict with the statutes of the Company or give rise to a right to accelerate or terminate any agreement, loan agreement, security instrument, deed of trust or other regulation or other provision of law or, to the knowledge of the Company, any order, judgment or other direction of any court or tribunal of competent jurisdiction or (iii) give rise to any lien, claim, encumbrance or restriction on any of the licenses or other assets of the Company.

     6.2 Representations and Warranties of the Shareholders. Each Shareholder, severally and not jointly, represents and warrants to the Company and to each of the other Shareholders as follows:

          6.2.1. Such Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate or other power and authority to enter into this Agreement and perform each and every obligation required to be performed by it hereunder.

          6.2.2. The execution, delivery and performance of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated under this Agreement have been duly and validly authorized by all necessary corporate or other actions on the part of such Shareholder.

          6.2.3. This Agreement has been duly executed and delivered by such Shareholder and, assuming the Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of such Shareholder enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws and by equitable principles.

          6.2.4. Except as set forth in Schedule 6.2.4, the execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not (i) require the consent, approval or authorization of any person, entity or public authority (except, in the case of Dankner, the approval of the Bank of Israel to the extent required by law), (ii) conflict with such Shareholder's statutes, articles of association or other governing documents or give rise to a right to accelerate or terminate any agreement, loan agreement, security instrument, deed of trust or other regulation or other provision of law or, to the knowledge of such Shareholder, any order, judgment or other direction of any court or tribunal of competent jurisdiction or (iii) give rise to any lien, claim, encumbrance or restriction on any of the assets of such Shareholder.

     7. MISCELLANEOUS

     7.1. Notices. All notices or other communications required or permitted to be given hereunder shall be (as elected by the person giving such notice) (i) personally delivered with written confirmation of receipt, (ii) transmitted by postage prepaid registered mail (airmail if international) or (iii) transmitted by facsimile transmission and with postage prepaid mail confirmation (airmail if international) to the Parties as follows:

     Except as otherwise specified herein, all notices and other communications shall be deemed to have been given on the date of receipt if delivered personally or by mail or on the date of transmission with confirmed answer back if transmitted by telecopy or telex, whichever shall first occur. Any Party hereto may change its address for purposes hereof by written notice to the other Parties in accordance with this Section 7. 1.

         Netia Holdings S.A.

                  Netia Holdings S.A.
                  ul. Poleczki 13
                  02-822 Warsaw
                  Poland

                  Attn:  Meir Srebemik
                  Facsimile:  48 22 496435
                  Telephone:  48 22 492328

                  With a copy to:

                  Weil, Gotshal & Manges
                  One South Place
                  London EC2M 2WG
                  England
                  Attn:  William Sievers
                  Facsimile:  44 171 903 0990
                  Telephone:  44 171 903 1 000

                  and to:

                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, New York 10 1 5 3
                  U.S.A.
                  Attn:  Matthew Bloch
                  Facsimile:  1 212 310 8007
                  Telephone:  1 212 310 8000

         The Shareholders:

                  Telia AB

                  Business Area International
                  S-123 86 Farsta
                  Sweden
                  Attn:  Clas Hygrell, Vice President, Business Development
                  Facsimile:  46 8 713 3152
                  Telephone:  46 8 713 6053

                  With a copy to:

                  Telia AB, Legal Affairs
                  Attn:  Jan-Henrik Ahmell, Director, Legal Affairs
                  S-123 86 Farsta
                  Sweden
                  Facsimile:  46 8 94 64 70
                  Telephone:  46 8 713 6283

                  Dankner Investments Limited

                  5, Hashla Street

                  Tel Aviv
                  Israel 62283
                  Fax:  972-3-544 0999
                  Attn:  Moshe Arnoyel

                  Shamrock Holdings, Inc.

                  4444 Lakeside Drive
                  Burbank, CA 91505
                  U.S.A.
                  Facsimile:  1 818 845 4675
                  Attn:  George J. Buchler

                  Trefoil Capital Investors L.P.

                  444 Lakeside Drive
                  P.O. Box 7774
                  Burbank, CA 91510-7774
                  U.S.A.
                  Facsimile:  1 818 842 3142
                  Attn:  Robert G. Moskowitz

                  Managing Director of Trefoil Investors, Inc.

                  The WP Entities

                  E.M. Warburg, Pincus & Co., LLC
                  466 Lexington Avenue
                  New York, New York 100 1 7
                  U.S.A.
                  Facsimile:  1 212 878 9351
                  Telephone:  1 212 878 0600
                  Attn:  Stephen Distler

                  With a copy to:

                  E.M. Warburg, Pincus & Co. International Ltd.
                  Almack House
                  28 King Street, St. James's
                  London SWIY 6QW
                  England
                  Facsimile:  44 171 321 0881
                  Telephone:  44 171 306 0306
                  Attn:  Roberto Italia

                  Willkie Farr & Gallagher
                  787 Seventh Avenue

                  New York, New York 100 1 9-6099
                  U.S.A.
                  Facsimile:  1 212 728 81 11
                  Telephone:  1 212 728 8230
                  Attn:  Peter H. Jakes

     7.2. Effective Date; Entire Agreement; Amendments. This Agreement shall become effective upon signing. Upon such effectiveness, this Agreement, together with (i) the Exhibit attached hereto, which is incorporated in and is deemed to be a part of the Agreement, and (ii) the Post-IPO Shareholders' Agreement # 2 between the Company, the Parties hereto and the GS Entities, regarding, among things, sale and assignment of the Shares and dated the date hereof, shall constitute the entire agreement between the Parties, and supersede all prior agreements or understandings between them with respect to the matters referred to herein (including, without limitation, the Amended and Restated Pre-IPO Shareholders' Agreement among the Parties). This Agreement may be modified or amended only by an instrument in writing signed by all Parties.

     7.3. Shares Subject to this Agreement. Each of the Shareholders agrees that all Shares owned by them, whether now owned or hereafter acquired by them, shall be subject to this Agreement.

     7.4. No Agency. Nothing in or arising out of this Agreement is to be taken as constituting a partnership or agency relationship between the Parties, and no Party shall have the right or authority to bind or commit the other in any manner or for any purposes whatsoever, other than as expressly provided for herein with respect to the Company.

     7.5. Further Action. Each Party agrees to perform any further acts, give further assurances and execute and deliver any further documents as may be necessary or convenient to carry out the provisions and intent of this Agreement. Each Party shall use and exercise its rights and powers (as to voting or otherwise) in and in relation to the Company in order to give full effect to the provisions of this Agreement. The Parties will do all acts required, including but not limited to, passing appropriate resolutions of the Company. to cause the Company to undertake to perform the obligations imposed upon it by the terms of the Agreement.

     7.6. No Waiver. No relaxation, forbearance, delay or indulgence by any Party in enforcing any of the terms and conditions of this Agreement or the granting of time by any Party to any other Party shall prejudice, affect or restrict the rights and powers of such Party hereunder nor shall any waiver by any Party or any breach hereof operate as a waiver of or in relation to any subsequent or continuing breach hereof.

     7.7. Governing Law; Construction. This Agreement and the rights of the Parties hereunder shall be governed by and interpreted in accordance with the laws of the Republic of Poland.

     7.8. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but both of which shall constitute one and the same document.

     7.9. Costs and Reimbursements. Unless otherwise stated in this Agreement, all expenses involved in the negotiation, preparation and consummation of this Agreement shall be borne by the Party incurring such expenses.

     7.10. Termination. This Agreement and the transactions contemplated hereunder shall terminate in any of the following ways:

          7.10.1. Automatically with respect to any Shareholder if such Shareholder ceases to own Shares representing at least 2.5% of the outstanding voting securities of the Company (it being agreed that for purposes of the foregoing, (i) Trefoil and Shamrock shall be treated as one Shareholder and (ii) a Shareholder and its Permitted Controlled Affiliate Transferees shall be treated as one Shareholder); or

          7.10.2. Automatically, when the only remaining parties to this Agreement are the Company and any one Shareholder; or

          7.10.3. Upon the dissolution or liquidation (voluntary or in bankruptcy) of the Company; or

          7.10.4. By the unanimous written agreement of the Parties.

          If this Agreement is terminated without a breach or default by any of the Parties, then all of the Parties shall be released from any and all liabilities hereunder except those obligations in Section 4 for the period set forth in Section 4.4.

     7.11. Binding on Successors; Non-Assignability. This Agreement shall be binding upon and inure to the benefit of each of the Parties and their respective legal representatives, successors and permitted assigns; Provided that no Party may assign any rights or delegate any duties under this Agreement, in whole or in part, without the prior written consent of the other Parties, except that a Shareholder may assign its rights or delegate its duties under this Agreement, in whole or in part, without the prior consent of the other Parties, to a Permitted Controlled Affiliate Transferee.

     7.12. Severability. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement other than the portion determined to be invalid or unenforceable shall not be affected thereby, and each valid provision thereof shall be enforced to the fullest extent permitted by law. The Parties will, to the extent possible, modify such term or provision so that such provision is no longer invalid or unenforceable.

     7.13. Nature of Liability. The liability of each of the WP Entities is several and not joint and no one of the WP Entities shall be liable in any way for the acts or omissions of any other of the WP Entities.

     IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as an instrument under seal as of the day and year first above written.

                                        NETIA HOLDINGS S.A.

                                        By: ______________________________

                                        Printed Name: ____________________

                                        Title: ___________________________


                                        THE SHAREHOLDERS:

                                        TELIA AB (publ.)

                                        By: ______________________________

                                        Printed Name: ____________________

                                        Title: ___________________________


                                        DANKNER INVESTMENTS LIMITED

                                        By: ______________________________

                                        Printed Name: ____________________

                                        Title: ___________________________


                                        SHAMROCK HOLDINGS, INC.

                                        By: ______________________________

                                        Printed Name: ____________________

                                        Title: ___________________________

                                        TREFOIL CAPITAL INVESTORS L.P.

                                        By: ______________________________

                                        Printed Name: ____________________

                                        Title: ___________________________


                                        WARBURG, PINCUS EQUITY PARTNERS, L.P.

                                        By  Warburg, Pincus & Co.,
                                        its General Partner

                                        By: ______________________________

                                        Printed Name: ____________________

                                        Title: Partner


                                        WARBURG, PINCUS VENTURES
                                        INTERNATIONAL, L.P.

                                        By  Warburg, Pincus & Co.,
                                        its General Partner

                                        By: ______________________________

                                        Printed Name: ____________________

                                        Title: Partner


                                        WARBURG, PINCUS NETHERLANDS EQUITY
                                        PARTNERS I, C.V.

                                        By  Warburg, Pincus & Co.,
                                        its General Partner

                                        By: ______________________________

                                        Printed Name: ____________________

                                        Title: Partner

                                        WARBURG, PINCUS NETHERLANDS
                                        EQUITY PARTNERS II, C.V.

                                        By Warburg, Pincus & Co.,
                                        its General Partner

                                        By: ______________________________

                                        Printed Name: ____________________

                                        Title: Partner



                                        WARBURG, PINCUS NETHERLANDS
                                        EQUITY PARTNERS III, C.V.

                                        By  Warburg, Pincus & Co.,
                                        its General Partner

                                        By: ______________________________

                                        Printed Name: ____________________

                                        Title: Partner